Exhibit 99.1
A. SCHULMAN, INC.
2009 EMPLOYEE STOCK PURCHASE PLAN
INTRODUCTION
The purpose of the Plan is to foster and promote the long-term financial success of the Company and its stockholders by aligning the interests of the Company’s stockholders with the interests of its employees by encouraging stock ownership by employees of the Company and its Affiliates. Through the Plan, Eligible Employees have the opportunity to purchase Shares through accumulated payroll deductions. The Company intends that the rights to purchase Shares granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code
SECTION 1.00:
DEFINITIONS
When used in the Plan, the following capitalized terms shall have the meanings set forth below unless a different meaning is clearly required by the context:
1.01	Account. The account maintained on behalf of each Participant described in Section 3.00.

1.02	Affiliate. Any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively.

1.04	Board. The Board of Directors of the Company.

1.05	Code. The Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations issued thereunder.

1.06	Company. A. Schulman, Inc., a corporation organized under the laws of the State of Delaware, and any and all successors to it.

1.07	Committee. The committee appointed by the Company to administer the Plan.

1.08	Custodian. Wells Fargo Shareowners Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075-1139.

1.09	Election Form. The form described in Section 2.00.

1.10	Eligible Employee. Any individual who is an employee of the Company or an Affiliate. All Eligible Employees may participate in the plan, unless their participation is prohibited by the foreign jurisdiction in which the employee resides or if compliance with the laws of the laws of the foreign jurisdiction in which the employee resides would cause the Plan to violate any of the requirements of Section 423 of the Code. Notwithstanding the foregoing, the term “Eligible Employee” shall not include any employee who, immediately prior to an Offering Period or as a result of the purchase of Shares during an Offering Period, would be deemed, for purposes of Section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or an Affiliate.
1.11	Employer. The Company or Affiliate employing an Eligible Employee.

1.12	Fair Market Value. The reported “closing price” of a Share on the relevant date.

1.13	Offering Period. Unless a different period is established by the Committee, the three calendar month period commencing each January 1, April 1, July 1 and October 1.

1.14	Purchase Date. The last day of an Offering Period.

1.15	Purchase Price. The price at which a Share is acquired at the end of each Offering Period. The Purchase Price shall be equal to 85 percent of the Fair Market Value of a Share on the Purchase Date.

1.16	Participant. Any Eligible Employee who becomes a participant in the Plan pursuant to Section 2.00.

1.17	Plan. The A. Schulman, Inc. Employee Stock Purchase Plan, as may be amended from time to time.

1.18	Share. An issued share of the common stock of the Company, par value $1.00, which has been reacquired by the Company and held by it as a treasury share.
SECTION 2.00:
PARTICIPATION IN THE PLAN
2.01	Eligibility. Each Eligible Employee shall become a Participant beginning with the first Offering Period following the date on which he or she completes and returns an Election Form to the Committee authorizing his or her Employer to deduct a portion of his or her taxable compensation for the purpose of purchasing Shares pursuant to this Plan and providing such other information as the Committee may require.

2.02	Limits on Deduction Election. An Eligible Employee must authorize a deduction of at least $25.00 for each pay period during an Offering Period. The maximum amount of deductions that any Eligible Employee or Participant may authorize during any calendar year is $10,000. Notwithstanding the foregoing, during any calendar year, no Participant shall accrue the right to purchase Shares at a rate in excess of $25,000 of the Fair Market Value of the Shares determined as of the first day of each relevant Offering Period.
2.03	Duration of Election. Once made, an Eligible Employee’s deduction election shall remain in effect for each Offering Period in the calendar year during which such election was made and all Offering Periods in each succeeding calendar year until changed or revoked. A Participant may change or revoke a deduction election only for Offering Periods in a succeeding calendar year and shall change or revoke this election by submitting a new Election Form to the Committee by no later than December 31 of the calendar year immediately preceding the calendar year for which such change or revocation is to take effect.

2.04	Cessation of Eligibility. If a Participant ceases to be an Eligible Employee prior to the end of any Offering Period, such Participant’s deduction election shall terminate immediately, the balance of the Participant’s Account shall be distributed as soon as administratively possible and the Participant shall no longer be eligible to have deductions of compensation made pursuant to this Plan.

2.05	Withdrawal. A Participant may request to withdraw from an Offering Period under this Plan by notifying the Committee in writing of his or her request to withdraw at any time on or before the end of an Offering Period. Upon the receipt of such request by the Committee, and the Committee’s approval of such request, all future deductions for such Offering Period will cease, and any deductions previously collected during such Offering Period will be used to purchase Shares as described in Section 3.00. In the event that a Participant voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same calendar year, but he or she may participate in any Offering Period under the Plan which commences in any succeeding calendar year in the same manner as set forth in Section 2.01 for initial participation in the Plan.

2.06	Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges under the Plan in accordance with Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Board or the Committee, be reformed to comply with the equal rights and privileges requirements of Section 423 of the Code.
SECTION 3.00:
RIGHTS TO PURCHASE STOCK
3.01	Accounts. The amount that a Participant elects to have deducted from his or her compensation pursuant to Section 2.00 shall be aggregated and held by the Company until the Purchase Date in an Account maintained on behalf of such Participant. The Committee shall provide the Custodian with the individual amount in each Participant’s Account prior to each Purchase Date.

3.02	Purchase of Shares. On each Purchase Date, and subject to the terms and conditions of the Plan, each Participant shall be deemed to have purchased a number of whole and fractional Shares equal to the balance of his or her Account divided by the Purchase Price on the Purchase Date. If the aggregate purchase of Shares by all Participants during any Offering Period would exceed the maximum aggregate number of Shares available for purchase under the Plan, the Custodian shall make a pro rata allocation of the Shares among the Participants.
3.03	Delivery of Shares. The Custodian shall credit the number of whole and fractional Shares purchased under the Plan to a custodial account maintained on behalf of each Participant and shall hold such Shares until issued to the Participant, transferred as directed by the Participant, or sold as directed by the Participant. The Participant shall be responsible for the payment of any brokerage, service or other fees incurred with respect to the issuance, transfer, sale or other disposition of the Shares acquired under this Plan.

3.04	Holding Period. Participants shall not sell or otherwise dispose of any Shares acquired during an Offering Period for at least two years following the Purchase Date.

3.05	Dividends. Until issued, transferred or sold pursuant to Section 3.03, all cash dividends paid with respect to Shares purchased by a Participant shall be automatically reinvested in additional whole and fractional Shares at the Fair Market Value of a Share on the date of reinvestment and each Participant will be credited with any stock dividends or other distributions in respect of Shares.

3.06	Voting. Participants shall be entitled to vote any Shares held by the Custodian for their benefit pursuant to this Section 3.00 and the Custodian shall vote Shares held for the benefit of Participants as directed by the Participants.
SECTION 4.00:
SHARES SUBJECT TO THE PLAN
4.01	Shares Authorized to be Issued. Subject to the provisions of Section 4.02 of the Plan relating to adjustments upon changes in the Shares, the Shares that may be purchased under the Plan shall not exceed in the aggregate 250,000 Shares.

4.02	Share Adjustments. In the event of any change in capitalization affecting the Shares, such as a Share dividend, Share split, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of Share or other form of reorganization or any change affecting the Shares, including a distribution (other than normal cash dividends) of Company assets to stockholders, the Committee shall make all adjustments appropriate to reflect such change, including adjustments appropriate to the aggregate number of shares of Shares that may be purchased under the Plan or the Purchase Price. Notwithstanding the foregoing, no adjustment shall be authorized pursuant to this Section 4.02 to the extent that such adjustment would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

SECTION 5.00:
EFFECTIVE DATE AND TERM
5.01	Effective Date. The Plan shall be effective upon its approval by the Board on October 15, 2009, subject to its approval by the Company’s stockholders.

5.02	Shareholder Approval. The Plan shall be submitted for approval by the shareholders of the Company within 12 months prior to or following the date the Plan is approved by the Board. Exercise of any purchase rights prior to such approval shall be subject to the condition that the Plan be approved by the shareholders. If not approved within such time, the Plan shall terminate and all rights to purchase Shares granted hereunder shall be cancelled and be of no further force or effect, and the Company shall, as soon as administratively possible, refund the amounts credited to each Participant’s Account.

5.03	Term. The Plan shall remain in effect until terminated by the Board pursuant to Section 8.02 of the Plan.
SECTION 6.00:
ADMINISTRATION
6.01	Committee. The Committee is responsible for administering the Plan and shall have all powers appropriate and necessary to that purpose. The Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
6.02	Powers of Committee. The Committee shall have the following powers and authority with respect to the Plan including, without limitation:
(a)	Construing, interpreting and applying the terms of the Plan and rights granted under it, and establishing, amending and revoking rules and regulations for its administration;

(b)	Appointing a person or persons to serve as an administrator to exercise its powers or authority and otherwise carry out its duties under this Plan; and

(c)	Exercising such powers and to take such acts as the Committee deems necessary or expedient to promote the best interests of the Company and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
In carrying out the duties described in this Section 6.00, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement entered into hereunder. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Participants in the Plan.

6.03	Custodian. The Custodian will be responsible for the following duties:
(a)	Purchasing or crediting Shares on behalf of Participants in accordance with the terms of this Plan;

(b)	Withdrawing and issuing, transferring or selling Shares as directed by Participants from time to time in accordance with the terms of this Plan;

(c)	Providing each Participant with a periodic statement of account;

(d)	Providing appropriate tax reporting with respect to Shares held for the benefit of Participants; and

(e)	Such other services or benefits as it may agree to provide pursuant to a separate agreement with the Company.
SECTION 7.00:
AMENDMENT AND TERMINATION OF THE PLAN
8.01	Amendment. The Board at any time may amend the Plan without the consent of any Participant. No amendment shall be effective unless approved by the shareholder of the Company within 12 months before or after the adoption of the amendment if the amendment would (a) increase the number of Shares reserved for rights under the Plan; (b) modify the provisions with respect to eligibility for participation in the Plan to the extent such modification requires shareholder approval to satisfy the requirements of Section 423 of the Code; or (c) modify the Plan in any other way to the extent such modification requires shareholder approval under Section 423 of the Code or any other applicable law, rule or regulation.

8.02	Termination. The Board may suspend or terminate the Plan at any time without the consent of any Participant. Upon the termination of the Plan, the balance of each Participant’s Account shall be distributed as soon as administratively possible.
SECTION 9:00
MISCELLANEOUS
9.01	Non-Transferability. Rights to purchase Shares granted under the Plan may not be sold, pledged, assigned or transferred by a Participant except by will or laws of descent and distribution and are only exercisable, during the Participant’s lifetime, by the Participant. Shares held in a custodial account on behalf of any Participant may be held only in the name of that Participant and may not be held in joint tenancy or otherwise.

9.02	Beneficiary Designation. Each Participant may designate a beneficiary or beneficiaries (who may be named contingently or successively) to receive the balance of such Participant’s Account and any Shares held for such Participant’s benefit upon the Participant’s death.

9.03	No Right to Employment. Neither the adoption of the Plan nor the granting of any right to purchase Shares hereunder shall confer upon any Eligible Employee any right to continued employment with the Company or any Affiliate, nor shall such adoption interfere in any way with the right of the Company or any Affiliate to terminate the employment of any Eligible Employee at any time, with or without cause.

9.04	No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company or any Affiliate to establish other plans or to pay compensation to its employees, in cash or property, in a manner not expressly authorized under the Plan.

9.05	Compliance with Securities Laws. No Shares shall be offered, issued, sold, granted or distributed pursuant to the Plan unless the offer, issuance, sale, grant or distribution of such Stock complies with all applicable provisions of law, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under each, and the requirements of any stock exchange or quotation system on which the Shares are listed or quoted. The Committee shall cause such legends to be placed on certificates evidencing Shares issued under the Plan, as may be required by federal and applicable state securities laws.

9.06	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

9.07	Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of this Plan.